EXECUTION COPY

EXCLUSIVE DISTRIBUTION AGREEMENT

Agreement made as of this 8th day of November, 2006, between PRO ELITE, INC., 12100 Wilshire Boulevard, Suite 800, Los Angeles, CA 90025 (hereinafter referred to as “Licensor”) and SHOWTIME NETWORKS INC., 1633 Broadway, New York, New York 10019 (hereinafter referred to as “SNI”) concerning the staging, television production and distribution of mixed martial arts programs as more fully set forth below.

1. Term. The term of this Agreement shall commence on the date hereof and expire on December 31, 2009 (as the same may be extended, the “Term”). The Term may be extended in accordance with the following: Commencing on August 1, 2008, SNI shall have a forty-five (45) day exclusive negotiating window to renew this Agreement for an additional three-year period (i.e., through December 31, 2012) on terms to be mutually agreed upon. In the event no agreement between SNI and Licensor is reached to so extend the Term within such exclusive negotiating window, then Licensor may negotiate with any third party in connection with any or all of such rights; provided, however, that Licensor may not enter into any arrangement, understanding or agreement with a third party or parties on less favorable terms to Licensor than the last offer which SNI made to Licensor without first giving SNI a right to match such less favorable terms, exercisable within ten (10) days following receipt by SNI of written notice detailing the terms and conditions of the bona-fide third-party offer, as to any such offer that Licensor intends to accept. If SNI does not meet such third-party offer, Licensor shall be free to conclude its agreement with such third party, provided, however, that Licensor shall not enter into any arrangement, understanding or agreement with such third party (or any other third party) on terms and conditions less favorable to Licensor than those contained in the third-party offer without again affording SNI a last refusal as provided above. Licensor shall not structure any agreement with any third party in a manner which could reasonably be anticipated to frustrate SNI’s first negotiation and/or last refusal rights hereunder.

2. The Events.

(a) Licensor shall provide live professional mixed martial arts programs under the brand name “Elite XC…” (or such other brand name mutually agreed upon by the parties hereto) (“Elite XC”) in accordance with the following schedule (which represents the minimum number of anticipated Events):

Year	Showtime Events	PPV Events
2007	4	2 - 4
2008	6 - 8	4 - 6
2009	8 - 12	6 - 10

The first Showtime Event (tentatively entitled “Elite XC #1”) shall take place on February 10, 2007 and shall be staged at a venue to be mutually agreed upon, and shall be scheduled to start at either 9PM ET or 10PM ET, as designated by SNI.

(b)

(i) Unless otherwise mutually agreed in writing, all events to be aired live on SHOWTIME (as opposed to events to be first offered exclusively on pay-per-view) (“Showtime Events”) will be scheduled in order to be available live on SHOWTIME starting at either 9PM ET or 10PM ET (such start time to be determined by SNI) and SNI shall use its commercially reasonable efforts to air each Event when and as delivered by Licensor hereunder. Each Showtime Event will be scheduled to run for approximately two (2) hours.

(ii) Unless otherwise mutually agreed in writing, all events to be first offered exclusively on pay-per-view (“PPV Events”, and collectively with the Showtime Events, the “Events”) will be scheduled in order to be available live starting at either 9PM ET or 10PM ET (such start time to be determined by SNI). Each PPV Event will be scheduled to run for approximately three (3) hours.

(iii) Each Event will be scheduled to take place live on a Saturday night on dates to be mutually agreed upon by SNI and Licensor. In all events, Licensor acknowledges that SNI schedules its boxing events on the first Saturday of every month, and, as such, such first Saturdays would be unavailable for Events unless SNI were to agree otherwise.

(iv) The parties shall mutually agree on additional events to be staged as “SHOBOX Pro Elite Presents…” featuring up and coming fighters developed through the Pro-Elite ladder system on terms to be mutually agreed upon.

(c) The fighter participants (each, a “Fighter”), match-ups and the headline bout (the “Main Bout”) to be televised as part of each Event will be mutually agreed upon between SNI and Licensor sufficiently in advance of each Event. There shall be no less than four (4) bouts to be telecast as part of each Showtime Event and no less than five (5) bouts to be telecast as part of each PPV Event. All bouts scheduled to be on the telecast of the pertinent Event shall be referred to herein as the “Event Card.” Licensor shall use its best commercially reasonable efforts to keep each Event Card intact, provided that in the event that there needs to be a substitution either of a particular Fighter or a particular bout, Licensor shall immediately notify SNI of the need for such substitution and the reason(s) therefor, and shall work with SNI in determining the appropriate replacement Fighter or bout as applicable. In all events, the replacement Fighter/bout shall be of at least equal quality to the Fighter/bout being replaced.

(d) Unless otherwise mutually agreed upon, each Event shall be staged at a venue located in the continental United States (other than the first Event, which may be staged in Honolulu, Hawaii) from an arena that permits SNI to telecast a first class quality, high definition production consistent with the production values of SNI’s Showtime Championship Boxing franchise (each, a “Venue”).

(e) SNI shall not be required to blackout any marketing, promotion or telecast of any Showtime Event or PPV Event, provided that with respect to PPV Events, SNI shall use its reasonable efforts to have the local cable system(s) (within a 30 mile radius of the Venue) not run advertising spots promoting the live Event until such time that 80% of the Venue tickets have been sold or 12:01 am ET on the Thursday prior to the date of the PPV Event, whichever is earlier. For each PPV Event, Licensor shall promptly notify SNI when 80% of the Venue tickets have been sold.

3. Grant of Rights.

(a) Showtime Events: (i) For each Showtime Event, Licensor hereby grants to SNI the right (which right shall be exclusive (except as otherwise set forth herein) to SNI for the “Exclusive License Period” (as defined below) applicable to such Showtime Event and non-exclusive thereafter for the “Non-Exclusive License Period” (as defined below) applicable to such Showtime Event) throughout the “Territory” (as defined below) to market, exhibit, sell and otherwise exploit, and to authorize others to market, exhibit, sell and otherwise exploit, the live telecast and recordings of such Showtime Event, in whole or in part (in both standard and high definition formats), in any and all media whether now known or hereafter existing (but excluding “Home Video” (as defined below), the internet and mobile (i.e., cell phone hand sets) technologies, which rights shall be as further described below) (including, without limitation, theatrical, non-theatrical, closed circuit, pay-per-view, video on demand, premium television (including, without limitation, subscription video on demand), basic cable, over the air broadcast television, still photographs, and radio) via any and all distribution technologies whether now known or hereafter existing (including, without limitation, distribution to hotels and motels, terrestrial broadcast systems, cable systems, SMATV systems, MMDS systems, and direct-to-home (including, without limitation, HTVRO and DBS) and closed broadband distribution systems).

(ii) With respect to exploitation of each Event in the Territory by means of the internet and mobile technologies (the “Other Media”), (X) SNI shall have the right to market and promote by means of such Other Media, and shall have the right to authorize others to market and promote by means of such Other Media, the Events (including, without limitation, by means of the use of clips of the Showtime Events and PPV Events) and their upcoming exhibitions, and (Y) SNI and Licensor shall negotiate in good faith, on an opportunity-by-opportunity basis, on the timing of exploitation of such Showtime Event itself via such Other Media and whether SNI or Licensor shall pursue such opportunity, with the goal of maximizing revenues to, and exposure of the Events for, SNI and Licensor from such exploitation.

(iii) Notwithstanding the exclusive grant of rights above, for each Showtime Event, commencing forty-five (45) days after the date of the pertinent live Showtime Event, Licensor may offer such Showtime Event (either in whole or on a bout-by-bout basis) via “Downloading” (as defined below) from internet websites owned and operated by Licensor. Such internet exploitation shall be non-exclusive to SNI’s rights as described elsewhere in this Agreement. Any revenue generated by such exploitation (after deduction solely of Licensor’s reasonable, verifiable, direct out-of-pocket costs specifically for making the bout or bouts available for Downloading and specifically for selling such bouts via Downloading (but excluding in all events any and all costs for overhead and/or similar items) (“Permitted Costs”) shall be split seventy percent (70%) to Licensor and thirty percent (30%) to SNI. Licensor shall remit to SNI its share of such revenue within thirty (30) days after receipt thereof by Licensor or any affiliate of Licensor.

(b) PPV Events. (i) For each PPV Event, Licensor hereby grants to SNI the exclusive right throughout the Territory for the entire “Initial PPV License Period” (as defined below) applicable to such PPV Event to distribute, exhibit, sell and otherwise exploit (subject to Licensor’s prior approval of each such distribution agreement, which shall not be unreasonably withheld or delayed), the live telecast and recordings of such PPV Event, in whole or in part, (1) via all forms of pay-per-view whether now known or hereafter existing (including, without limitation, video on demand) to residential consumers via any and all distribution technologies whether now known or hereafter existing (including, without limitation, distribution to hotels and motels, terrestrial broadcast systems, cable systems, SMATV systems, MMDS systems, and direct-to-home (including, without limitation, HTVRO and DBS) and the internet (as opposed to any closed broadband distribution, which shall be permitted herein); provided that SNI shall first obtain Licensor’s prior written consent as to any internet (as opposed to any closed broadband distribution, which shall be permitted hereby) exhibition of such PPV Event prior to any such internet exhibition, which consent may be withheld in Licensor’s reasonable discretion) and (2) to “closed circuit” (as defined below) locations (including the right to police and enforce such rights at closed circuit locations consistent with industry practice; provided that net revenues derived by SNI from such policing rights shall be included as “Net Pay-Per View and Closed Circuit Receipts” (as defined below) applicable to such PPV Event for purposes of this Agreement). During the “Post PPV License Period” (as defined below) for a given PPV Event, SNI shall have the same rights, and the PPV Event shall be subject to the same holdbacks, as if such PPV Event were a Showtime Event under subparagraph (a) above.

(ii) Notwithstanding the exclusive grant of rights above, for each PPV Event, commencing forty five (45) days after the date of such live PPV Event, Licensor may offer such PPV Event (either in whole or on a bout-by-bout basis) via Downloading from internet websites owned and operated by Licensor. Such internet exploitation shall be non-exclusive to SNI’s rights as described elsewhere in this Agreement. Any revenue generated by such pay-per-view exploitation (after deduction solely of Licensor’s Permitted Costs) shall be split seventy percent (70%) to Licensor and thirty percent (30%) to SNI. Licensor shall remit to SNI its share within thirty (30) days after receipt by Licensor or any affiliate of Licensor.

(c) Library Content: Licensor hereby grants to SNI the non-exclusive right for the Term to exhibit the “Library Content” (as defined below) in whole or in part (in both standard and high definition) throughout the Territory in any and all media now known or hereafter invented for use via any and all distribution technologies whether now known or hereafter existing (including, without limitation, distribution to hotels and motels, terrestrial broadcast systems, cable systems, SMATV systems, MMDS systems, and direct-to-home (including, without limitation, HTVRO and DBS), radio, mobile devices and downloading via the internet), for the sole purpose of promoting the Events, SNI, SNI’s programming and mixed martial arts (other than mixed martial arts competitors to Licensor) on SNI’s networks and solely to the extent and for so long as Licensor has the right to use such Library Content (provided that Licensor shall provide SNI written notice of any restrictions of which SNI needs to be aware and further written notice in the event that any rights previously granted have expired or are no longer available for SNI’s uses as and to the extent contemplated herein),. For purposes hereof, the term “Library Content” shall mean the content listed on Exhibit B attached hereto and any additional content hereafter created by or for Licensor during the Exclusive License Period pertaining to the Events and/or the Elite XC. If Licensor is commercially exploiting (or has authorized the commercial exploitation of) Library Content, SNI shall use good faith efforts to refrain from making the same Library Content available to the public as free promotional material. SNI may not show complete bouts as promos and can only use a reasonable amount of Library Content in each promotion so as to avoid diluting the value of the Library Content.

(d) Home Video: The parties shall negotiate in good faith as to which party hereto will exploit in the Territory “Home Video” (as defined below) in order to maximize revenues therefrom. Net Revenues from Home Video shall be split seventy percent (70%) to Licensor and thirty percent (30%) to SNI. The foregoing revenue split shall apply to any Home Video product or offering containing (1) any Event, and/or (2) any other Elite XC-related material created by or for SNI during the Term. In connection with any Home Video distribution of any Event(s) or content as contemplated hereby, Licensor agrees that SNI’s name and logo (in the format provided to Licensor by SNI) shall be placed in a prominent manner on each Home Video (including DVD and any other format) box and in any and all Promotional materials relating to the Home Video distribution of such Event(s) and/or content. Notwithstanding the foregoing, SNI shall no longer be entitled to its share of the Home Video revenue as set forth hereunder with respect to each Event for any exploitation of such Event in Home Video that takes place beginning ten (10) years after the date of such Event.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) the term “Territory” shall mean the United States and its territories, protectorates, commonwealths and possessions (including without limitation Puerto Rico and the U.S. Virgin Islands), Bermuda, and the Islands of the Caribbean (which Islands are set forth on Exhibit A hereto), and in addition, for PPV Events only, Canada;

(ii) the term “Exclusive License Period” for a given Event shall be for a period commencing on the date of the Event and shall expire without further notice three (3) years after the date of the Event;

(iii) the term “Non-Exclusive License Period” for a given Event shall be for a period commencing on the date of the expiration of the Exclusive License Period for the Event and shall continue thereafter in perpetuity;

(iv) the term “Initial PPV License Period” for a given Event shall be for a period of five (5) calendar days from the date of the live Event;

(v) the term “Post PPV License Period” for a given Event shall be for a period commencing on the date of the expiration of the Initial PPV Period for the Event and shall continue thereafter in perpetuity;

(vi) the term “Downloading” shall mean the streaming or downloading transmission of an encrypted digital file of the pertinent content to a personal computer (or other device capable of receiving digital downloads, such as set-top boxes, handheld devices, wireless devices, etc.), on either (a) a “rental” basis (i.e., a temporary, download-to-rent basis) or (b) a “purchase” basis (i.e., a permanent, download-to-own basis);

(vii) the term “Home Video” shall mean the sale and/or rental (and the promotion thereof) of videotape cassettes, laserdiscs, DVD’s, CD ROM’s or similar physical devices for private, personal use by individuals in their private residences; and

(viii) the term “closed-circuit” shall mean a private telecast of a given Event within theaters, arenas, casinos, auditoriums, bars, clubs, restaurants or other similar locations of public assembly where an admission fee or other consideration is charged and received for entry to view the telecast of the given Event, but in no event with a fire code capacity in excess of 500 persons (except for licensed gaming casinos).

(e) Game Rights: Licensor shall own all right, title and interest in and to all game rights of every kind and nature concerning the Elite XC and Licensor’s business. If and to the extent that SNI makes available a cable- and/or satellite-delivered video game service to its customers, Licensor shall use its best commercially reasonable efforts to ensure that any game produced with the authorization of Licensor during the Term is available through such video game service on terms and conditions to be negotiated between Licensor and such service.

(f) International Distribution. Licensor shall determine the territories outside of the Territory in which SNI shall be responsible for licensing and distributing the Events (referred to herein as “SNI International Territories”). For any such SNI International Territories, SNI would be entitled to retain a distribution fee (the “International Distribution Fee”) in an amount equal to fifteen percent (15%) of the “Net International Receipts” (as defined below). For purposes hereof, the term “Net International Receipts” shall mean all revenues actually received by SNI from the Event in the SNI International Territory (after the deduction of all fees and amounts (which fees and amounts shall be negotiated in good faith and on an arm’s-length basis) retained by any agents for, and/or distributors and/or exhibitors of, such Events pursuant to the agreements between SNI and such agents, distributors and/or exhibitors together with the reasonable out-of-pocket costs incurred by SNI in creating and delivering the necessary materials and Events to such SNI International Territories). The terms and conditions of any agreements between SNI and such agents, distributors and/or exhibitors shall be subject to Licensor’s prior approval, not to be unreasonably withheld or delayed. Any amounts remaining after SNI’s International Distribution Fee and permitted deductible costs and expenses shall be remitted to Licensor within thirty (30) days after receipt by SNI or any affiliate of SNI.

(g) Basic Cable/Broadcast Distribution. In the event that, at Licensor’s request, SNI is able to secure on Licensor’s behalf a basic cable or broadcast network to televise Elite XC content (such as, but not limited to, a reality show based on the Elite XC, library content, live Elite XC events, or behind the scenes shows, as opposed to the Events themselves), SNI shall be entitled to fifteen (15%) of all amounts actually received by Licensor or any affiliate of Licensor from such basic cable or broadcast network. Licensor shall remit to SNI its share of such amounts within thirty (30) days after receipt by Licensor or any affiliate of Licensor.

(h) Territorial Protection. In connection with any internet by either party of any Event within such party’s territory (and excepting promotional uses), such party shall (i) use diligent efforts, and shall contractually require any and all sub-licensees or exhibitors of the pertinent Event to use diligent efforts, to restrict access to the Event to viewers located in such party’s territory (it being understood and agreed that use of commercially viable software that is designed to allow access to a web site or area only by individuals residing in the applicable territory shall constitute “diligent efforts” for purposes of this clause), (ii) not knowingly promote or authorize any other person or entity to promote the internet exploitation of the Event in a manner that is targeted to any websites or individuals that such party knows or reasonably should know reside outside of the pertinent territory, and (iii) use diligent efforts, and shall contractually require any and all sub-licensees or exhibitors of the Event to use diligent efforts, to ensure that all promotions of such internet of the Event bear a prominent disclaimer that indicates that the Event is not available to residents outside of the pertinent territory.

(i) Reservation of Rights. All rights not granted to SNI hereunder are reserved to Licensor. Except as to approval rights granted hereunder and as otherwise specified elsewhere in this Agreement, Licensor shall have absolute control of the operation of Licensor’s business and shall be entitled to promote its business and retain all revenues therefrom. As between SNI as the licensee under this Agreement and Licensor, Licensor shall be entitled to all gate revenue, site fees, concessions, sponsorship revenue and all other revenue derived by Licensor from the Events except for the revenues shared with SNI under this Agreement. If SNI makes any agreements with affiliated companies, such agreements shall be entered into on an arms length basis and in good faith. Licensor shall own all trademarks, service marks and other intellectual property in its business, subject only to the rights of SNI under this Agreement. SNI shall own all trademarks, service marks and other intellectual property in its business, subject only to the rights of Licensor under this Agreement.

4. Costs and Expenses/License Fees/Recoupment/Distribution Fee to SNI.

(a) Production of the Live Events. Except as expressly set forth below, Licensor shall be solely responsible for all elements of, and all costs and expenses associated with, the production, staging, content (including but not limited to national anthems, ring walks or entrances and the music associated therewith, interviews and promotional materials), promoting and marketing of the live Event and all the bouts that comprise the Event, including, without limitation, providing, at its sole cost and expense, the site, the participants (including but not limited to all Fighter purses, training expenses and travel and lodging expenses), officials, referees and other customary attendant activities, and paying any and all insurance (including satellite transmission failure insurance) and taxes, license and sanctioning fees or other assessments arising out of the live Event . SNI shall have no obligation to make any payments to any Fighter participating in the Event (including Fighters or any member of a Fighter’s camp), to any officials, referees, sanctioning organizations, arena or facility or to any other supplier of goods or services to the Event (except as expressly required by the provisions of this Agreement or as ordered by SNI with respect to its own distribution and exploitation of the Event), all of which shall, as between SNI and Licensor, be and remain the sole responsibility and liability of Licensor. Under no circumstances shall Licensor use or permit the use of any pyrotechnics or other flammable displays of any kind in or around the Venue at any time before, during or after the live Event unless SNI is advised and consulted prior to the Event and consents to the use thereof; provided that under all circumstances Licensor shall remain solely liable and responsible for and shall indemnify, defend and hold SNI harmless from the use thereof.

(b) Television production. (i) SNI and Licensor shall mutually approve the key creative and production decisions concerning SNI’s telecast of the Events, but SNI shall be solely responsible for, and shall have the final decision with regard to, the technical production of the telecast, transmission and authorization of each Event (including, but not limited to, the content, graphics, announcers (including the telecast announcers and the ring announcer), camera numbers and locations, director, producer and production facilities). For Showtime Events taking place in 2007, Licensor shall be solely responsible (and shall reimburse SNI) for all of the costs and expenses associated with such television production (provided that such television production budget shall be subject to a mutually agreed upon budget) as further described in subclause (ii) below. For all Showtime Events taking place after 2007 SNI shall fund the television production costs and pay the license fees provided for in Subclause (c) below. For all PPV Events, SNI will advance all television production costs, which shall be recouped by SNI as provided in Subclause (d)(ii) below.

(ii) In all events, for Showtime Events taking place in 2007, SNI shall consult with Licensor as to such television production matters (including, but not limited to, the above- and below-the-line budgets, the announce team, ring announcer, number and positioning of cameras, production and transmission facilities and processes). The television production and transmission is currently estimated to be between $250,000 and $350,000 per Event. Prior to each Showtime Event taking place in 2007, SNI shall furnish to Licensor for its review and approval (not to be unreasonably withheld or delayed) an estimated production and transmission budget for such Event. Following the Showtime Event, SNI shall furnish to Licensor an invoice containing an itemized list of the actual costs of the production and transmission of such Event, and Licensor shall reimburse SNI for the full amount of such invoice (but in no event shall such invoice be for more than ten percent (10%) over the estimated budget for such Event) within ten (10) days following receipt by Licensor from SNI of such invoice. In addition to the foregoing, Licensor shall reimburse SNI up to $100,000 for initial one-time start-up costs incurred by SNI in developing the necessary production elements for the Events (including, but not limited to, SNI’s show open, logos, graphics packages, music, and the like).

(iii) SNI shall, where technically feasible, provide a clean line cut feed of each televised Event (bell to bell video coverage with ambient audio (natural sound) and English-language commentary (for guide purposes only and which in no event shall be used commercially by Licensor) of the bouts comprising the pertinent Event) to an on-site production facility or up-link designated by Licensor for distribution at Licensor’s sole liability, cost and expense to any international delivery point(s). Licensor shall coordinate all such production with SNI for each Event and all requests for production facilities and support shall be made to SNI in writing. Notwithstanding any of the foregoing or anything else contained in this Agreement, SNI assumes no liabilities or duties and shall not be liable to Licensor or any third party with respect to inadvertent mistakes in connection with such arrangements, services and transmissions contemplated by this Subclause (iii). Subject at all times to the exclusivity and holdback restrictions elsewhere in this Agreement, SNI shall also provide reasonable assistance to Licensor (at Licensor’s sole cost and expense) in assisting Licensor to be able to transmit and exhibit non-televised undercard bouts over internet websites owned and controlled by Licensor. SNI shall provide SNI-created barker shows for exhibition via Licensor’s website (currently named www.Proelite.com) and other Licensor outlets in a manner to be mutually agreed upon.

(c) License Fees for Showtime Events.

(i) There shall be no License Fee payable by SNI on account of Showtime Events in 2007. License Fees payable by SNI on account of Showtime Events for 2008 and 2009 shall be negotiated in good faith, but in all events, no less than:

2008 - $500,000 per Showtime Event

2009 - $800,000 per Showtime Event

(ii) SNI and Licensor shall split the net revenues derived by SNI from the exploitation of said Showtime Events off of SHOWTIME (other than Home Video and internet, treated separately under this Agreement) fifty percent (50%) to SNI and fifty percent (50%) to Licensor. SNI shall remit to Licensor its share of such revenue within thirty (30) days after receipt thereof by SNI or any affiliate of SNI.

(d) Pay-Per-View Events:

(i) For each PPV Event, SNI shall collect all revenues from its pay-per-view and closed circuit distribution of the PPV Event and shall furnish to Licensor monthly reports of the collection of said revenues together with the pay-per-view buy rate and closed circuit information collected by SNI through such date.

(ii) For each PPV Event, SNI shall expend on Licensor’s behalf a mutually agreed upon amount for the marketing, public relations and television production of such PPV Event (the “Advance”). SNI shall be entitled to recoup the Advance (and any other expenses incurred by SNI at the request of Licensor in connection with the PPV Event) from first dollars (after deduction of the PPV/CC Distribution Fee as described in subclause (iii) below) from the pay-per-view and closed circuit revenues generated by the PPV Event. In the case that pay-per-view and closed circuit revenues from the PPV Event are not sufficient to reimburse SNI the full amount, Licensor shall provide to SNI (by check or wire transfer) by no later than December 15th of the calendar year in which the PPV Event occurs the balance of any shortfall between that amount received by SNI to cover such expenses and such full amount of the Advance.

(iii) In addition to SNI’s recoupment of the Advance as set forth above, SNI would be entitled to retain from first dollars from the pay-per-view and closed circuit revenues generated by each PPV Event a distribution fee in an amount equal to ten percent (10%) of the “Net Pay-Per-View and Closed Circuit Receipts” (the “PPV/CC Distribution Fee”). SNI shall be entitled to bonus payments at various pay-per-view buy-rate levels to be negotiated in good faith for each PPV Event taking into account prior performance of the PPV Events, Fighter costs, and costs of production, marketing and public relations for that particular Event. After recouping the Advance and retaining the PPV/CC Distribution Fee for each PPV Event, SNI shall remit to Licensor the remaining portion of revenues received by SNI to which Licensor is entitled together with the pertinent monthly reports..

(iv) As used herein, “Net Pay-Per-View and Closed Circuit Receipts” shall mean all revenues actually received by SNI from the pay-per-view and closed circuit distributors and exhibitors of such PPV Event in the Territory (after the deduction of all fees and amounts (which fees and amounts shall be negotiated in good faith and on an arm’s-length basis) retained by such distributors and exhibitors pursuant to the agreements between SNI and such distributors and exhibitors). The terms and conditions of such agreements between SNI and such distributors and exhibitors, shall be subject to Licensor’s prior approval, not to be unreasonably withheld or delayed.

(e) Sales of Merchandise. Any revenues (after deduction of the costs of goods sold and other reasonable out-of-pocket costs of sale) derived from the sale of Elite XC merchandise by SNI, or by Licensor via SNI, on SNI’s website or via SNI’s telecasts shall be split seventy percent (70%) to Licensor and thirty percent (30%) to SNI. The sale of merchandise is subject to Licensor approval in each case. SNI shall remit to Licensor its share of such revenue within thirty (30) days after receipt thereof by SNI or any affiliate of SNI and Licensor shall remit to SNI its share of such revenue within thirty (30) days after receipt thereof by Licensor or any affiliate of Licensor.

(f) Intentionally omitted.

(g) Between thirty (30) and forty-five (45) days after each PPV Event, SNI and Licensor shall meet or hold a conversation to determine a good faith estimate of the number of pay-per-view buys and closed circuit sales and the Net Pay-Per View and Closed Circuit Receipts to be derived therefrom. SNI shall remit to Licensor an amount equal to eighty percent (80%) of the revenue from such estimated buys and sales (less any permitted recoupment and deductions) within three (3) business days after such buy rate estimation meeting or conversation. Upon the earlier of (i) the time that SNI reasonably believes that it is ninety percent (90%) collected, or (ii) one hundred twenty (120) days after the Event, the parties shall undertake a reconciliation of all revenues for determining any additional amounts due and owing to Licensor and/or SNI, to be followed by quarterly reports thereafter with further payments, as applicable.

(h) Each party shall keep detailed and complete books and records relating to all aspects of each Event. For a period of forty-eight (48) months after the live exhibition of a given Event, Licensor shall have the right, during regular business hours and upon reasonable advance written notice of at least fifteen (15) days to SNI, at Licensor’s sole cost and expense, to examine and copy SNI’s books and records (including without limitation all documentation regardless of format) relating to a given Event. If Licensor examines SNI’s books hereunder, Licensor must make any claim against SNI within twelve (12) calendar months after SNI has furnished the examiners all information reasonably requested by them. At any time during the Term and for a period of forty-eight (48) months after Term, SNI shall have the right, during regular business hours and upon reasonable advance written notice of at least fifteen (15) days to Licensor, at SNI’s sole cost and expense, to examine and copy Licensor’s books and records (including without limitation all documentation regardless of format) relating to a given Event. If SNI examines Licensor’s books hereunder, SNI must make any claim against Licensor within twelve (12) calendar months after Licensor has furnished the examiners all information reasonably requested by them.

5. Advertising and Promotion.

(a) Commencing with the date of this Agreement and continuing in perpetuity, Licensor grants to SNI the non-exclusive right to use and to authorize others to use the following, in the Territory, in any and all media (whether now known or hereafter existing), solely for the purpose of promoting the Events, SNI and SNI’s programming (other than for the promotion of mixed martial arts programming supplied to SNI by a competitor of Licensor) (subject to any third party restrictions imposed upon Licensor (e.g., talent restrictions and/or clearance limitations) that are communicated to SNI in advance in writing):

(i) All advertising, promotional and publicity rights with respect to each Fighter and the Elite XC and any league participating therein, including but not limited to all name, voice and likeness and biographical rights with respect to all Fighters scheduled to appear in any Event and all other persons who render services in connection with, or appear in any Event (including, but not limited to, trainers, referees, officials, Licensor and Licensor’s principal executives), provided that SNI shall not knowingly use or authorize the use of any of the foregoing for purposes of endorsement of any commercial product or service other than the Event, SNI, and/or SNI’s pay-per-view and/or premium television businesses and/or programming.

(ii) Excerpts (of a duration equal to the lesser of (i) 50% of the duration of the bout and (ii) three (3) minutes) of prior bouts and events staged by Licensor and to which Licensor has the applicable rights.

(b) Commencing with the date of this Agreement and continuing in perpetuity, subject to any third party restrictions imposed upon Licensor (e.g., talent restrictions and/or clearance limitations) that are communicated to SNI in advance in writing), SNI shall have the right, and may grant to other persons or entities the right, to use, in the Territory, in any and all media (whether now known or hereafter existing), synopses or excerpts of each Event, and the right to re-synchronize any and all music contained in each Event, in and out of context, as may be required to create advertising, promotion and publicity materials for the pertinent Event and institutional advertising for SNI. In addition, commencing with the date of this Agreement and continuing in perpetuity, subject to any third party restrictions imposed upon Licensor (e.g., talent restrictions and/or clearance limitations) that are communicated to SNI in advance in writing), SNI shall have the right, and may grant to other persons or entities in the Territory the right, to exhibit or authorize others to exhibit in the Territory (including on SNI’s website(s)), in any and all media (whether now known or hereafter existing), synopses or excerpts of a given Event of a duration equal to the lesser of (i) 50% of the duration of the bout and (ii) three (3) minutes, for or as part of promotional, news, sports anthology and other purposes and programming considered appropriate by SNI, including without limitation for the purpose of promoting that Fighter’s upcoming future bouts (whether or not such upcoming bout is covered by this Agreement), the SHOWTIME television network or SNI, and to otherwise make reference to the Event as part of SNI’s sports archives.

(c) Without limiting any of the foregoing, commencing with the date of this Agreement and continuing in perpetuity, subject to any third party restrictions imposed upon Licensor (e.g., talent restrictions and/or clearance limitations) that are communicated to SNI in advance in writing), SNI shall have the right, and may grant to other persons or entities the right, to use, in the Territory, in any and all media (whether now known or hereafter existing), all “Promotional Materials” (as defined below) in connection with any and all promotion of, and programs concerning, the Events, SNI, and SNI’s pay-per-view and/or premium television businesses and/or programming. For purposes of this Agreement, the term “Promotional Materials” shall mean all (i) trailers, (ii) press kits (whether electronic or otherwise), (iii) stills of Fighters in prior boxing contests and stills from the boxing matches comprising the Event, (iv) poster art for the Event, (v) any additional footage, and video and audio materials secured by or for Licensor and/or SNI from behind-the-scenes video shoots at training and/or sparring sessions, press conferences, sound checks and the like, as well as from interviews with each of the Fighters concerning the Event (and Licensor shall provide SNI access to the training camp of each Fighter on dates and at times reasonably convenient to SNI, which do not interfere with the reasonable training requirements of such Fighter, for the purpose of enabling SNI to conduct and videotape interviews of each Fighter and to videotape training footage for inclusion in the Events and for advertising and promotional purposes), and (vi) Licensor’s trademarks (including, but not limited to, Elite XC and I-Fight) in and on all material used to market, promote and sell Elite XC events and approved merchandise. Licensor shall have the right to use, in the Territory, in any and all media (whether now known or hereafter existing), SNI’s trademarks and service marks (the “Marks”) in connection with any and all promotion of the Events. Licensor shall clearly identify the Marks as the trademarks and service marks of SNI through the use of the symbols “®” and “™”, as applicable, and with language identifying SNI as the owner thereof. Licensor shall submit any proposed use of any Mark in representative form to SNI for SNI's prior written approval at least ten (10) days before their intended distribution. Any such use of the Marks by Licensor shall not be inaccurate or misleading, and may not be used for or imply any endorsement or sponsorship of or advertising in or for the promotion of any product or service other than SNI. For the avoidance of doubt, Licensor retains merchandising rights to Elite XC; provided that SNI shall have the right to create, at its sole cost and expense, and distribute promotional merchandise (i.e., not for retail sale to the public) incorporating Elite XC logos and properties. SNI shall provide samples of such merchandise to Licensor for its prior approval, such approval not to be unreasonably withheld or delayed.

(d) Licensor shall make available promptly to SNI for publicity, promotion and advertising in connection with the Event, at no additional cost (other than reasonable out-of-pocket duplication and shipping costs), all publicity, advertising and promotional materials and photographs of persons scheduled to appear in the Event as are available to Licensor and to which Licensor has (or can reasonably obtain) the necessary rights. Without limiting the generality of the foregoing, prior to each Event, Licensor shall provide SNI with sufficient (in SNI’s reasonable judgment) pre-recorded videotape footage of all Fighters scheduled to participate in the Event for use by SNI, at no additional cost (other than reasonable out-of-pocket duplication and shipping costs), in connection with SNI’s rights hereunder to the extent that Licensor has, or can reasonably obtain, appropriate rights to such footage.

(e) Without limiting the generality of the foregoing, all press releases and other publicity emanating from either party that make any mention of the other party or its products or services, or any employee, officer or director of the other party shall be subject to such other party’s prior written approval as to the content and timing for release thereof.

(f) Licensor shall, and shall cause the Fighters to, reasonably cooperate with SNI in the promotion and production of the Event in an effort to maximize the Event’s financial and ratings performance (and shall, and shall contractually require such Fighters to, refrain from any conduct the logical result of which would impair or otherwise materially limit SNI’s ability to maximize the Event’s financial and ratings performance).

(g) The parties shall mutually agree on licensing clips taken from the Events to third parties on a revenue share basis.

(h) Barker Shows/Countdown Shows: Licensor shall have the right to create at its sole cost and expense (but subject to a mutually agreed upon budget, currently estimated to be $50,000 to $75,000 per show) (a) for each Showtime Event, a barker show and (b) for each PPV Event, a countdown show, subject at all times to SNI’s final approval over the content and quality of said shows, for SNI’s and Licensor’s use in promoting the upcoming telecasts and/or PPV Event and any rebroadcasts thereof and/or for SNI’s and Licensor’s use in promoting Elite XC and mixed martial arts generally. The costs of said barker shows (but not the cost of the pay-per-view countdown shows, which shall be a part of the marketing budget for such PPV Events), shall be borne by Licensor unless otherwise mutually agreed upon by SNI and Licensor. In the event that Licensor desires to license third party cable networks to exhibit a given PPV Event barker show, Licensor shall consult with SNI, and obtain SNI’s written approval, as to all of the material terms, conditions and considerations associated with such license, including, but not limited to, the window for exhibiting such barker show, the number of runs, the dates and time periods for such runs and the consideration to be provided to Licensor in return for such license.

(i) Approval Process. Any creative material requiring the approval of one party or the other hereunder shall be deemed approved if not rejected within five (5) days following submission (subject to reduction as otherwise provided herein and/or should exigencies require that approval be given in a shorter period of time).

(j) Fighter, Promoter, Manager, Trainer/Coach Obligations. Licensor shall require each Fighter and their respective promoters, managers and coaches/trainers to undertake the following promotional efforts prior to each Event in which they are to participate:

(i) Event announcement press conferences; (ii) media teleconferences; (iii) multi-city press junkets; (iv) radio and television media tours; (v) open (to public and press) training sessions; and (vi) in the week preceding the pertinent Event, Fighters shall participate in increased media opportunities including interviews by telecast announce team/director, a final press conference, an open training session and various press interviews both telephonically and on-site in the Event city.

Furthermore, each Fighter and their respective promoters, managers and coaches/trainers shall also agree to participate in other customary promotional efforts as reasonably requested by SNI so long as such promotional efforts do not unreasonably interfere with the pertinent Fighter’s training regimen.

6. Exclusivity; Holdbacks.

(a) During the Term, Licensor shall not supply any Elite XC events or programming, or license or authorize the use of the Elite XC name (or any derivation thereof), to any other premium television service or channel (including, but not limited to HBO, Cinemax, Starz or Encore). In addition, Licensor shall not authorize any third party to distribute any Elite XC event or program on a pay-per-view basis in any media of any kind, whether now known or hereafter invented. Licensor may itself distribute on a pay-per-view basis in any media of any kind, whether now known or hereafter invented, any Elite XC event that is not viewed in the industry as a significant event, or may itself distribute or distribute through a third party (other than any other premium television service or channel (including, but not limited to HBO, Cinemax, Starz or Encore) or ESPN) any Elite XC event that has first been offered to SNI to distribute on pay-per-view basis under this Agreement but that SNI has elected to not so distribute. Notwithstanding the foregoing, the parties do contemplate that Licensor will seek to supply Elite XC events and/or programming to either a free over-the-air broadcaster or broadcasters or basic cable television network or networks (“Permitted Exhibitors”). In the event that Licensor does supply a Permitted Exhibitor Elite XC events or programming, such events shall under no circumstances be of a quality with respect to the fighters equal to or greater than the Events and programming to be supplied hereunder to SNI.

(b) Except as expressly provided in Paragraphs 3(a)(iii) and 3(b)(ii), Licensor covenants and agrees that other than by SNI and SNI’s licensees in accordance with this Agreement, or by Licensor in accordance with this Agreement, no Event nor any of the bouts comprising any Event, have been nor will be announced, advertised, marketed, promoted, released, licensed for exhibition, exhibited or otherwise exploited, in whole or in part, in any media whatsoever whether now known or hereafter existing (including, without limitation, theatrical, non-theatrical, home video, pay television, pay-per-view, television stills, over-the-air broadcast television, basic cable, syndication, radio or via the internet) anywhere in the Territory on a live or delayed basis at any time before the date that is three (3) years after the date of the Event (other than ordinary course advertising and promotion of the live site of the Event for purposes of selling tickets to view the Event at such site).

(c) Notwithstanding the foregoing, Licensor shall have the right to exhibit in the Territory via Licensor’s website(s) clips of each Event of a duration equal to the lesser of (i) 50% of the duration of the bout and (ii) three (3) minutes for the purpose of promoting Licensor and Licensor’s events.

(d) Licensor shall ensure that no Fighter scheduled to appear in the Event shall, directly or indirectly, fight or otherwise participate in any other bouts, matches, athletic competitions or exhibitions of any kind at any time during the sixty (60) day period immediately prior to the date of the live Event.

7. Complimentary Tickets.

(a) In 2007, Licensor shall provide SNI, on a complimentary basis the following: (i) a mutually agreed upon number of working and VIP credentials to the Event and, (ii) ten (10) ringside tickets (at least two (2) of which shall be in the first row on camera (i.e., directly across from the main camera position)); twenty (20) tickets in the next best price range and twenty (20) tickets in the next best price range.

(b) In 2008 and 2009, Licensor shall provide SNI, on a complimentary basis the following: (i) a mutually agreed upon number of working and VIP credentials to the Event and, (ii) twenty (20) ringside tickets within the first five (5) rows (at least four (4) of which shall be in the first row on camera (i.e., directly across from the main camera position), all four next to each other, and at least four (4) of which shall be in the second row immediately behind the four (4) first row seats)); twenty (20) tickets in the next best price range and twenty (20) tickets in the next best price range.

(c) All of the foregoing tickets shall be configured so as to be next to at least one other SNI seat. All tickets within the first five (5) rows of the ring shall be inside the ringposts parallel to the ring, and Licensor shall use good faith efforts to ensure all other tickets provided to SNI by Licensor pursuant to this Section are also inside the ringposts parallel to the ring, provided however, that in no event shall fewer than 75% of such other tickets be located inside the ringposts parallel to the ring. SNI shall have the right to purchase a reasonable number of the best available additional tickets, at regular box office prices, upon notice to Licensor, provided that in the event that Licensor elects to make available at no charge or at a reduced charge unsold seats for purposes of filling or “papering” the arena, Licensor shall first offer such tickets to SNI at no charge or at such reduced charge, as the case may be. All such purchased or Licensor-provided tickets will be the best available location at the time of allocation.

8. Telecast of the Event.

(a) Advertising, Promotion and Sponsorship. Except as expressly permitted herein, Licensor agrees that it will refrain from including or permitting to be included, as part of its presentation of any Event and its telecast by SNI, any commercial or promotional material of any kind on or about the Fighters (provided that permitted sponsor logos shall be allowed on the clothing of the Fighters or other personnel appearing in the ring such as trainers and handlers), the ring itself or otherwise about the Venue during SNI’s telecast. Without limiting the foregoing, Licensor shall take reasonable steps to ensure that no Fighter places upon himself any body art (e.g., temporary tattoos) of any kind (other than his pre-existing permanent tattoos, if any) and Licensor shall take reasonable steps to inspect each Fighter sufficiently in advance of his entering the ring to ensure that such Fighter does not have any such body art. Furthermore, except as expressly permitted in the following two sentences, Licensor agrees that there will be no “advertising wedges” at ring level or nor any commercial or promotional material on the corner ring posts. Licensor shall have the right to identify permitted sponsors on the ring mat and on the ring posts. On SNI’s lighting truss, there shall be banners for SNI, Elite XC and, space permitting, Licensor’s permitted sponsor(s). With respect to any sponsor identification on or about the Fighters apparel, the ring or the arena, such sponsor will be subject to SNI’s prior written approval (such approval to be granted or withheld in SNI’s sole discretion) and subject to the following Standards and Practices: no material may be displayed by any person or entity at any time during, or in connection with, the Event of any material of any (i) sexual nature, (ii) tobacco or hard liquor products, (iii) firearms products, (iv) gambling or internet gaming services or offerings, or (v) company or other entity that SNI believes in good faith is competitive with SNI (or any sponsor of SNI’s). SNI shall make reasonable identification of Licensor through inclusion Licensor’s logo in any off-SHOWTIME materials advertising upcoming Events. SNI shall provide reasonable assistance and information to Licensor in connection with Licensor’s efforts to secure sponsorship.

(b) For each Event, at SNI’s option, not less than five (5) SNI banners shall be prominently displayed in the facility in which the Event takes place in sight of and convenient to the television cameras covering the Event, with one main SNI banner to be on the main lighting truss in the center on-camera position, provided that in the event that the arena restricts the number of SNI banners, Licensor shall inform SNI and shall cooperate with SNI to ensure that at least its main lighting truss banner is displayed as described above. Without limiting the foregoing, except for the signage as set forth above, it is expressly understood and agreed that Licensor shall not include any commercial material, advertising, promotional announcements or other material that might appear in any telecasts of the Event in the Territory. SNI shall have the right to opening and closing credits within the telecast of each Event prominently identifying SNI as the distributor of such Event in the Territory.

(c) Licensor shall utilize industry standard measures to ensure that all transmissions of the Event outside of the Territory shall be fully encrypted and secured at all points along the transmission path and shall not be available or accessible within the Territory.

9. Licensor’s Representations, Warranties and Additional Covenants. Licensor represents, warrants and agrees that:

(a) All aspects of the Event will comply with all applicable federal, state and local laws, rules, ordinances and regulations (including, without limitation, all of the laws, rules, ordinances and regulations of the state athletic commission with jurisdiction over the Event) and Licensor shall cause the Event to be approved by the appropriate athletic commission in the state in which the Event takes place (and shall notify SNI in writing immediately in the event that the applicable commission disapproves the Event together with the reasons for such disapproval); the Event shall be presented in accordance with the rules, regulations, orders and instructions of any boxing commission or regulatory or boxing authority having jurisdiction over the Event; and the bouts shall be sanctioned by the applicable sanctioning organizations. Licensor will not take or fail to take any action that jeopardizes the approval and/or sanctioning of the Event.

(b) The bout agreements between Licensor and Fighters are valid and binding agreements, and at all times during the Term of this Agreement will remain, in full force and effect, and, to the best of Licensor’s knowledge, neither Licensor nor Fighters are in uncured breach or will, with the passage of time, be in uncured breach of said agreements. Licensor is, or shall be at the time of the Event and shall remain, a licensed mixed martial arts promoter in good standing in the state in which the Event is to take place at all times necessary for Licensor to perform its obligations under this Agreement. Nothing herein shall require SNI to act in any way as a mixed martial arts promoter as that term is currently understood in the industry.

(c) Licensor is the sole owner or licensee of all of the rights, licenses, privileges and property herein granted to SNI, including, without limitation, all television and other rights in and to the Event throughout the Territory and Licensor has obtained all necessary clearances, rights and permissions whatsoever required for SNI to be able to exploit the Event in all manners contemplated by this Agreement.

(d) No part of the rights herein granted to SNI belong to (other than material licensed by Licensor) or have been transferred to any third party and said rights are and will be free and clear of any liens, claims or encumbrances by or in favor of any third party, and there are no claims, litigations or other proceedings pending, outstanding or threatened that would adversely affect or that would or might in any way prejudice SNI’s rights hereunder or jeopardize the sanctioning or occurrence of the Event contemplated by this Agreement. Neither the Event nor any part thereof (including but not limited to music synchronization or performance through to the viewer thereof), nor any other materials furnished by Licensor to SNI, nor the exercise of any rights granted to SNI hereunder, will violate or infringe upon the trademark, trade name, copyright, right of privacy or publicity, property right, personal right or any other right of any person or entity or violate any applicable law. Licensor has not entered into any agreement or taken any act or done any thing which in any way violates or interferes with the full and complete performance of its obligations or SNI’s rights hereunder.

(e) Licensor will secure, or cause the Fighters to secure, sufficiently in advance of each Event, any and all documentation, licenses and permits (including but not limited to visas and international work papers) required by the appropriate agency(s) enabling the full and complete participation of the Fighters in the pertinent Event on the date and at the venue scheduled therefor.

(f) All of Licensor’s representations and warranties contained herein or made by Licensor in connection herewith shall survive any independent investigation made by SNI and the execution, delivery, suspension and termination of this Agreement or any provision herein.

(g) All persons employed or otherwise engaged by Licensor in connection with its performance hereunder shall be Licensor’s employees and/or subcontractors and Licensor shall be fully responsible for them, including, without limitation, responsible for all insurance, compensation, withholding taxes, workers compensation, benefits or other required payments in connection with such employees.

10. Postponement or Cancellation of the Event; Failure of Participation.

(a) If any Event is cancelled or postponed for any reason (other than due to breach by SNI), Licensor shall be solely responsible for any and all cancellation or postponement fees agreed to in the pertinent distribution agreements entered into by SNI on Licensor’s behalf in connection with the pertinent Event as pre-approved by Licensor (including but not limited to fees (if any) payable to iNDemand, DirecTV, EchoStar or any other pay-per-view distributor or exhibitor of the Event) and shall reimburse SNI all such amounts within thirty (30) days after such cancellation or postponement of the pertinent Event. In addition, Licensor shall be solely responsible for any and all marketing and production commitments and expenses incurred by SNI pursuant to the agreed budget, and Licensor shall reimburse SNI within thirty (30) days after such cancellation or postponement of the Event all of SNI’s out-of-pocket third party marketing and public relations expenses that SNI is unable to salvage. Licensor may cancel or postpone the date or time of the pertinent Event at any time (with as much prior written notice to SNI as is practicable under the circumstances) if (i) Licensor has received a written opinion of its outside legal counsel indicating that the occurrence of the Event would materially infringe upon the rights of others, or violate any law, court order, governmental regulation or other ruling of any governmental or athletic commission, agency or ruling body with competent jurisdiction, (ii) a licensed physician approved by the athletic commission with jurisdiction over the Event certifies in writing that any participant is mentally or physically disabled so that he cannot participate as scheduled (and SNI shall have the right to have such Fighter examined at any time by a physician selected by SNI in order to confirm such diagnosis), (iii) any participant is legally prevented from participating by the board or athletic commission with jurisdiction over the Event or by a court of competent jurisdiction, or (iv) an event of “Force Majeure” (as defined below) occurs that prevents the Event from taking place as contemplated by this Agreement. In the event of an occurrence pursuant to items (i), (ii), (iii) or (iv) of this subsection (a) for reasons outside the control of Licensor or its agents (e.g., occurrences not caused, directly or indirectly, through the acts or omissions of Licensor or its agents), Licensor may cancel the Event or postpone the Event to a subsequent date upon reasonable advance written notice to and consultation with SNI (provided that, upon any postponement, should Licensor elect to reschedule the Event (as opposed to cancel it), the venue and date for the rescheduled Event shall be mutually agreed upon by Licensor and SNI, provided that the venue for the Event shall be located in the continental United States unless otherwise agreed to in writing by SNI. Nothing in this Section 10(a) is intended to, nor shall it have the effect of, limiting (or absolving a party from liability on account of a breach of) the parties’ respective representations, warranties, covenants or indemnification obligations set forth in this Agreement. For purposes hereof, an event of “Force Majeure” shall mean an occurrence that prevents the Event from taking place or being telecast as contemplated by this Agreement due to equipment failure, by reason of an Act of God, labor dispute (provided that Licensor represents and warrants that to the best of Licensor’s knowledge there are no current or anticipated labor disputes at or involving the Arena that would or could interfere with the Event or Licensor’s ability to telecast such Event as contemplated by this Agreement), breakdown of facilities, fire, flood, or any other cause beyond a party’s reasonable control (financial inability excepted).

(b) Without limiting any of SNI’s other rights and remedies, SNI may, in its discretion, elect not to telecast a given Event, without liability or penalty to SNI, immediately and at any time (with as much prior notice to Licensor as is practicable under the circumstances (if any)) if (i) it has received written opinion of its outside counsel indicating that the occurrence or telecast thereof would materially infringe upon the rights of others, or violate any law, court order, governmental regulation or other ruling of any governmental or athletic commission, agency or ruling body and such infringement remains uncured or is incurable, or (ii) the occurrence or telecast thereof would subject SNI to any substantial uninsured liability that is uncured or incurable, or (iii) a licensed physician certifies that any Fighter in a Main Bout to be televised is mentally or physically disabled so that he should not participate as scheduled (and any refusal by any Fighter to submit to or release the results of such examination shall provide SNI with the right (but not the obligation) to declare that such Fighter is mentally or physically disabled so that he cannot participate as scheduled), or (iv) any Fighter in a Main Bout at any time after the date of this Agreement violates the morals clause set forth in Section 16 below as if such participant were subject to such morals clause.

11. Indemnities.

(a) Licensor’s Indemnity Obligations. Licensor agrees to defend, indemnify and hold SNI and SNI’s parent, subsidiary and other affiliated companies (and each of their respective present and former directors, officers, employees, agents and assigns) and the cable, satellite and other distributors and exhibitors of the Events harmless from and against any and all damages, actions, claims, liabilities, costs and expenses (including reasonable outside attorneys’ fees, disbursements and court or administrative costs) incurred by any of them arising out of (i) a breach of any provision of, or representation, warranty or covenant made in, this Agreement by Licensor (or a claim by a third party of an act, omission or wrongdoing by Licensor which, if proven true, would constitute a breach of this Agreement by Licensor), or (ii) the exercise by any of them of the rights granted by Licensor hereunder.

(b) SNI’s Indemnity Obligations. SNI agrees to defend, indemnify and hold Licensor and Licensor’s parent, subsidiary and other affiliated companies (and each of their respective present and former directors, officers, employees, agents and assigns) harmless from and against any and all damages, actions, claims, liabilities, costs and expenses (including reasonable outside attorneys’ fees, disbursements and court or administrative costs) incurred by any of them arising (i) out of a breach of any provision of, or representation, warranty or covenant made by SNI in this Agreement (or a claim by a third party of an act, omission or wrongdoing by SNI which, if proven true, would constitute a breach of this Agreement by SNI), or (ii) from any materials (apart from materials created by or for Licensor and furnished by or on behalf of Licensor to SNI) that SNI inserts into the telecast of the Event.

(c) Indemnity Procedures. The indemnifying party (“Indemnitor”) shall have the right to assume the defense of any such action (provided that SNI shall have the right to approve counsel selected by Licensor, such approval not to be unreasonably withheld) in which case its liability shall be limited to judgment or settlement costs (together with all reasonable costs and expenses incurred by the indemnified party (“Indemnitee”) prior to the Indemnitor assuming such defense), provided that the Indemnitee shall have the right to participate in any such action at its own cost and expense and any settlement shall be subject to the Indemnitee’s prior written approval, which approval shall not be unreasonably withheld or delayed.

12. Confidentiality; Public Announcements. Each party and its employees and representatives shall keep confidential the terms and conditions of this Agreement and any and all data, reports and information relating thereto except (a) to the extent necessary (but redacted to the greatest extent possible) to comply with law or with the valid order of a court of competent jurisdiction or to support a defense or claim made in a litigation or governmental proceedings and, in any such event, the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) to the extent necessary to comply with SEC or similar securities law disclosure requirements, (c) as part of its normal reporting or review procedure to its parent company, its auditors or attorneys; (d) in order to enforce its rights or perform its obligations pursuant to this Agreement; provided, however, that prior to such disclosure such party shall seek confidential treatment of such information; or (e) if mutually agreed by the parties, in advance of such disclosure, in writing. Neither party shall make any public announcement concerning the existence of this Agreement or any of the terms and conditions of this Agreement without the other party’s prior written consent as to the content and timing of such announcement.

13. Copyright Ownership/License of Intellectual Property.

(a) It is understood and agreed that SNI shall exclusively own the worldwide copyright in its telecast of each Event (including all bout footage, logos, graphics, billboards and announcers associated with the bouts within the Event and any and all derivative works created therefrom). It is further understood and agreed that Licensor shall own the worldwide copyright in the “clean feed” and/or any international feed with its own announce team, graphics, logos, of each Event; provided that, notwithstanding the foregoing, Licensor shall not exploit, nor permit any other person or entity to exploit, Licensor’s copyrighted telecast of the Event (in whole or in part) or any derivative works thereof within the SNI Territory during the Exclusive License Period except as expressly permitted by Section 6 above.

(b) The parties acknowledge and agree that this Agreement concerns as its material content a license of “intellectual property” consisting of works of authorship protected under Title 17 of the United States Code. Accordingly, in the event that Licensor files a proceeding under the United States Bankruptcy Code, 11 U.S.C. § 101, et. seq., and this Agreement is determined to constitute an executory contract, the parties hereto agree that Licensor is a licensor of a right to intellectual property under this Agreement, and SNI shall have all of the rights afforded to a licensee under Section 365(n) of the Bankruptcy Code in the event this Agreement is rejected in such bankruptcy case.

14. Insurance.

(a) Licensor shall obtain for each Event, at its sole cost and expense, each of the following:

(i) errors and omissions liability insurance covering the Event and all elements thereof which has limits of not less than $1,000,000/$3,000,000, with a deductible of not more than $10,000;

(ii) commercial broad form general liability insurance (which shall include coverage for slip and fall and similar incidents);

(iii) accident insurance coverage on all Fighters participating in the Event to the fullest extent required by law or administrative rule or regulation of the state and/or administrative body with jurisdiction over the Event; and

(b) Each of the above-mentioned insurance policies shall be obtained from a nationally recognized insurance carrier or carriers with a then-current A.M. Best Company rating of at least A:VII. The general liability insurance policy shall be a broad form commercial general liability policy which includes contractual indemnity coverage, and has a combined single limit amount of not less than Three Million Dollars ($3,000,000) for each occurrence for personal injury, bodily injury and property damage. Any deductible under such policy or policies shall be no greater than Twenty-Five Thousand Dollars ($25,000). Each such insurance policy shall remain in full force and effect at all times until the last possible exhibition of the Event under this Agreement and shall cover any claims which are asserted during the term of the insurance policy or at any time following expiration of the policy. SNI and its parent, subsidiary and affiliated companies and their respective licensees shall be named as additional insureds on each of the insurance policies with regard to the Event. Each of the foregoing policies shall negate any “other insurance” clause in such policy, shall be primary and not excess of or contributory to any other insurance provided for the benefit of or by SNI, and shall provide that at least thirty (30) days’ advance written notice of any cancellation, non-renewal or other material change in the policy shall be accorded to SNI.

(c) Licensor shall provide SNI with documentation to the effect of all of the foregoing policies in the form of certificates of insurance from the insurer(s) no later than thirty (30) days prior to the date of each Event. In the event Licensor fails to acquire any of the above-required insurance on account of each Event, without limiting any of SNI’s other rights or remedies, SNI shall have the right to elect to not telecast the Event, without liability or penalty to SNI, or to purchase for itself (or self-insure) such insurance and to deduct the full costs (or attributed costs in the event SNI self insures) of such insurance from the License Fee to be paid to Licensor on account of the Event.

(d) SNI shall name Licensor as an additional insured on SNI’s general liability policy.

15. Termination.

(a) Either party, in addition to whatever other remedies it may have at law or otherwise, may elect to terminate this Agreement and, except as otherwise expressly provided for below, be relieved of any prospective liabilities and obligations hereunder, in the event of any material default on the part of the other party. Either party shall be deemed in default hereunder if:

(i) it breaches or otherwise fails to comply with or fulfill any material provision hereof on its part to be performed (including, in the case of Licensor, any breach under subclause (b)(i) below, or if it breaches any representation, warranty, covenant or material undertaking herein, and, if such breach is curable, fails to provide written proof of its remedy of its breach or failure in performance within a period of ten (10) days after the date of written notice from the other party specifying such breach or failure; or

(ii) (A) a petition in bankruptcy or for reorganization is filed by or against it under any Bankruptcy Act now or hereafter in force (unless prohibited by law), (B) it makes an assignment for the benefit of its creditors, (C) a receiver, trustee, liquidator or custodian is appointed for all or a substantial part of its property, and the order of appointment is not vacated within thirty (30) days, (D) it assigns or encumbers this Agreement contrary to the terms hereof, or (E) all or a substantial part of its property is sequestered, and the order of sequestration is not vacated within thirty (30) days.

(b) SNI Termination Rights: SNI shall have the right to terminate this Agreement in the event of any of the following:

(i) With cause:

1.	Any SEC or other federal or state regulatory or governmental body takes action against Licensor.
2.	Any failure of Licensor to comply with its reporting obligations or any failure of Licensor to comply with Sarbanes-Oxley or other regulatory requirements.
3.
Any failure by Licensor or any executive, employee or contractor of Licensor to comply with all local, state and, if any, federal rules, regulations or guidelines regarding the sport of mixed martial arts.

4.	Any breach of this Agreement that remains uncured beyond the period set forth for such cure.
5.	Any change of control of Licensor (unless the principal management remains substantially in place) that has not been pre-approved by SNI in writing.

(ii) Without cause, for any reason or no reason on thirty (30) days prior written notice. In the event SNI elects to terminate this Agreement solely under this subclause (ii), (X) SNI shall not enter into a license agreement with a third party under which it licenses mixed martial arts content to be on the Showtime television network for the shorter of (1) eleven (11) calendar months from the calendar month in which the termination becomes effective (e.g., were the termination to become effective in the month of May 2007, the holdback on SNI licensing mixed martial arts content would be prior to April 2008) and (2) the end of the Term of this Agreement, and (Y) all content pertaining to the Events and Elite XC shall revert to Licensor (provided that SNI shall under no circumstances be liable for any infringement of any licensed content to the extent that such content has already been licensed or is otherwise already available in the marketplace prior to effectiveness of the termination). The parties’ insurance and indemnity obligations shall survive any termination of this Agreement and each party shall remain responsible to fulfill any executory obligations accruing prior to termination.

(c) Licensor Termination Rights: In the event that after the effective date of this Agreement, SNI airs more than two (2) live mixed martial arts events from another supplier (a “Third Party MMA Event”) in a given calendar year period during the Term, Licensor shall have the right, on written notice to SNI, to indicate that were SNI to telecast one (1) additional live mixed martial arts event from another supplier in such calendar year, then this Agreement will terminate effective thirty (30) days following the date of such third third-party supplied mixed martial arts event. In calendar year 2008 or 2009, the minimum number of Showtime Events to be staged hereunder would be increased on a one-for-one basis for each Third Party MMA Event staged by SNI.

16. Morals Clause. For any given Event, SNI shall have the right to require Licensor to replace a Fighter who has engaged in conduct which would be deemed a violation of this Morals Clause. For purposes of this Agreement, a Fighter shall be deemed to have violated the Morals Clause of this Agreement if a Fighter at any time after the date of this Agreement (i) is charged with committing a misdemeanor of moral turpitude that is punishable by a prison term of at least 6 months or a felony (regardless of the length of prison term associated with such offense); (ii) commits or is accused of committing an act involving moral turpitude under federal, state or local law (regardless of whether or not such act involving moral turpitude is a misdemeanor or felony); (iii) violates the terms of any parole or probation to which such Fighter is or may become subject; or (iv) commits an act of significant public disrepute or becomes the subject of a scandal such that SNI believes, in its sole discretion, that the marketability of the Event or SNI’s corporate image has been or will be negatively affected.

17. Investment/Board Representation. The parties acknowledge that SNI and Licensor have entered into the following agreements relating to SNI’s investment in Licensor: (i) Securities Purchase Agreement between SNI and Licensor dated as of January 3, 2007, (ii) Investor Rights Agreement among SNI, Gary Shaw, Douglas DeLuca and Santa Monica Capital Partners II, LLC dated as of January 3, 2007, (iii) Investor Warrant from Licensor to SNI dated as of January 3, 2007, (iv) Vested Warrant for Licensor to SNI dated as of January 3, 2007 and (v) SNI Warrant from Licensor to SNI dated as of January 3, 2007.

18. Miscellaneous.

(a) Not An Agency Agreement; No Third Party Beneficiaries. Nothing herein contained shall be deemed to constitute either of the parties a joint venturer or partner or agent of the other. Neither party shall hold itself out contrary to the terms of this Agreement and neither party shall become liable by any reason of any representation, act or omission of the other contrary to the provisions hereof. The provisions of this Agreement are for the exclusive benefit of the parties who are signatories hereto and their permitted successors and assigns, and no third party (including but not limited to any Fighter or other participant in the Event) shall be a beneficiary of, or have any rights by virtue of, this Agreement.

(b) Subject to Applicable Laws. Nothing herein contained shall require the commission of any act contrary to any provision of law, or of any rule or regulation of any governmental authority, and if there shall exist any conflict between any provision of this Agreement and any such law, policy, rule or regulation, the latter shall prevail, and the provision or provisions of this Agreement affected shall be curtailed, limited or eliminated to the extent necessary to remove such conflict and as so modified this Agreement shall continue in full force and effect.

(c) New York Law. THIS AGREEMENT, ITS INTERPRETATION, PERFORMANCE OR ANY BREACH THEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND ALL QUESTIONS WITH RESPECT THERETO SHALL BE DETERMINED BY, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND ENTIRELY PERFORMED THEREIN, AND VENUE AND JURISDICTION IN ANY ACTION SHALL LIE SOLELY WITHIN THE SUPREME COURT OF THE STATE OF NEW YORK IN AND FOR THE COUNTY OF NEW YORK AND, IF APPLICABLE, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. Each party hereto hereby consents and agrees that service of process upon it may be effected pursuant to personal delivery or certified or registered mail, return receipt requested, at the address set forth for notices to such party herein or by any other method of service acceptable under the Civil Practice Law and Rules of the State of New York and expressly waives the benefit of any contrary provision of foreign law.

(d) Notices. All notices and reports under this Agreement must be provided in writing and sent via personal delivery, registered or certified mail or via a nationally recognized overnight air courier service. Notices shall be sent as follows:

If to SNI:

Showtime Networks Inc.
1633 Broadway
New York, New York 10019
Attention: Senior Vice President, General Manager,
Sports & Event Programming
Facsimile No.: (212) 708-1564

With a copy to Showtime Networks Inc., Attention: Law Department at the same address (Facsimile No. (212) 708-1391).

If to Licensor:

PRO ELITE, Inc.
12100 Wilshire Boulevard, Suite 800
Los Angeles, CA 90025

With a copy to:

Kleinberg Lopez Lange Cuddy Edel & Klein LLP
2049 Century Park East, Suite 3180
Los Angeles, California 90035

All notices shall be deemed received on the date delivered if sent by personal delivery; the next business day after posting if sent via a nationally recognized overnight air courier with instructions for overnight delivery; and five (5) days after mailing if sent by registered or certified mail.

(e) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements (whether written or oral) with respect to the subject matter of this Agreement and may be modified or amended only by a written instrument executed by all of the parties hereto and specifically referencing this Agreement.

(f) No Waiver; Cumulative Remedies. Any party’s failure to insist at any time(s) upon strict performance of any provision, term or condition hereof, or to exercise any rights hereunder, shall not be construed as a waiver thereof, and all such provisions, terms, conditions and rights shall continue and remain in full force and effect. All such rights and remedies shall be cumulative and any election by either party to enforce one or more of its rights and to pursue one or more of its remedies shall not be construed as a waiver of any of its other rights or remedies, all of which, in the Event, shall be deemed to be expressly reserved.

(g) Binding on Successors; No Assignment. This Agreement shall redound to the benefit of and be binding upon the parties and their respective successors in interest and permitted assigns. SNI may freely assign this Agreement to any parent, subsidiary, affiliated or successor entity that owns the SHOWTIME network. Licensor may assign this agreement only in connection with a merger, sale of substantially all of Licensor’s assets or to a parent, subsidiary or affiliate of Licensor.

(h) Injunctive Relief. It is expressly understood and agreed that each Event is of a special, unique, unusual and extraordinary character which gives it a particular value for the loss of which SNI cannot be reasonably or adequately compensated in damages, and a breach by Licensor may cause SNI irreparable injury and damage. In the event of a breach or threatened breach of this Agreement by Licensor, SNI shall be entitled to seek legal and equitable relief, including but not limited to injunctive relief, against Licensor or any other person or entity, either jointly or severally, to prevent a breach of this Agreement and to secure its enforcement. Resort to such equitable relief by SNI shall not be construed as a waiver of any other rights or remedies which SNI may have under this Agreement, at law or in equity. The parties further expressly agree that, if SNI breaches its obligations under this Agreement, the damage, if any, caused Licensor shall not be deemed irreparable or sufficient to entitle Licensor to injunctive or other equitable relief. Consequently, Licensor’s rights and remedies shall be limited to the right, if any, to obtain damages at law and Licensor shall not have any right in such event to terminate or rescind this Agreement or any of the rights granted to SNI hereunder or to enjoin or restrain the development, production, advertising, promotion, distribution, exhibition or exploitation of the Event and/or any of SNI’s rights hereunder.

(i) Further Documents. Each party hereto shall execute any and all further documents or amendments which either party hereto may deem necessary and proper to carry out the purposes of this Agreement.

(j) Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not be considered for purposes of its interpretation. This Agreement shall be deemed to have been drafted by both parties and no provision of this Agreement shall be construed in favor of or against either party on grounds that such party or its counsel drafted this Agreement.

(k) Facsimile copies; Counterparts. Facsimile machine transmitted copies of this Agreement may be executed by the parties and shall be deemed as binding as if originals had been executed. This Agreement may also be executed in counterparts, each of which shall be deemed and original; all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the above date.

SHOWTIME NETWORKS INC. By: _____________________________ Name: Kenneth N. Hershman Title: Senior Vice President, General Manager—Sports & Event Programming	PRO ELITE, INC. By: ______________________ Name: Doug Deluca Title: CEO

EXHIBIT A

Caribbean Areas Included in the SNI Territory

ANGUILLA (Dog Island, Seal Island, Sombrero Island and Scrub Island)
ANTIGUA and BARBUDA (a twin-island State of the Caribbean)
ARUBA
BAHAMAS, THE
(comprised of approximately 700 islands, including Grand Bahama Island, Andros,
New Providence, Bimini, Eleuthera, Exuma, the Berry Islands, Conception Island,
Cat Island, Little Abaco Island and Great Abaco Island)

BARBADOS
CAYMAN ISLANDS (Grand Cayman, Cayman Brac, and Little Cayman)
CUBA
DOMINICA
DOMINICAN REPUBLIC, THE
GRENADA (Carriacou Island, and Petite Martinique Island)
ST. VINCENT and GRENADINES, THE	(Bequia, Isla a Quatre, Bettowia Island, Baliceaux Island, Mustique, Petit Mustique, Petit Canouan, Canouan, Mayreau, Union Island, Palm Island)
GUADALOUPE (Petite Terre Island, Marie Galante Island)
HAITI
JAMAICA
MARTINIQUE
MONTSERRAT
NETHERLANDS ANTILLES	(which consists of: St. Eustatius, Saba, Sint Maarten, Curaçao and Bonaire)
ST. BARTS (also known as St. Barthelemy or St. Barth's)
ST. KITTS - NEVIS
ST. LUCIA
ST. MARTIN
TRINIDAD and TOBAGO
TURKS & CAICOS ISLANDS
VIRGIN ISLANDS (British): Tortola, Anegada, Virgin Gorda, and Jost Van Dyke, and the 32 smaller islands and islets.

EXHIBIT B

Library Content

[To be supplied by Pro Elite]